As Filed with the Securities and
Exchange Commission on  June 13, 2001

Registration No.  333-38148

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       INTERCONTINENTAL LIFE CORPORATION
             (Exact Name of Registrant as specified in its charter)


        Texas                                    22-1890938
(State of Incorporation)               (I.R.S. Employer Identification No.)

6500 River Place Blvd., Bldg. One, Austin, Texas                   78730
Address of Principal Executive Offices)                           (Zip Code)

Depositor's Telephone Number, including Area Code:         512-404-5000

                             Roy F. Mitte, President
                        InterContinental Life Corporation
          6500 River Place Blvd.701 Brazos Street, Austin, Texas 78730
                    (Name and Address of Agent for Service)


This Post-Effective Amendment is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Company's Stock Option Plan.

This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission, pursuant to Rule 464 under the Securities Act of 1933.

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


                           Termination of Registration



InterContinental Life Corporation, a Texas corporation (the "Company"), filed its Registration on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission with respect to the registration of 800,000 of the Company's common shares, par value $0.22 (the "Common Shares"), which were to be issued to employees under the Company's 1999 Stock Option Plan (the "Plan").

On May 18, 2001, pursuant to an Agreement and Plan of Merger dated as of January 17, 2001 (the "Merger Agreement"), by and among the Company, Financial
Industries Corporation, a Texas corporation ("FIC") and ILCO Acquisition Corporation, a Texas corporation (a wholly-owned subsidiary of FIC), the Company was merged with ILCO Acquisition Company, with the Company being the surviving entity in the merger (the "Merger"). As a result of the Merger, the Company is a wholly-owned subsidiary of FIC. In connection with the Merger, each outstanding share of the Company's common shares was converted into the right to receive 1.1 shares of the common shares of FIC. In accordance with the provisions of the Merger Agreement each option granted under the Plan to purchase a common share of the Company was converted into the right to purchase 1.1 shares of the common stock of FIC.

The Company, pursuant to the undertakings required by Item 9 of Form S-8, hereby removes from registration any and all registered shares of Company common stock not issued under the Plan, and hereby terminates the Registration Statement.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 13th day of June, 2001.

InterContinental Life Corporation

By:  /s/ Roy F. Mitte
    Roy F. Mitte
    Chairman, President and Chief Executive Officer


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

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 13th day of June , 2001.

Principal Executive Officer:

/s/ Roy F. Mitte
Roy F. Mitte
Chairman, President and Chief Executive Officer

Principal Financial Officer:
Principal Accounting Officer:

/s/ James M. Grace
James M. Grace
Vice President and Treasurer

Directors:

/s/ Roy F. Mitte                             /s/ James M. Grace
Roy F. Mitte, Director                       James M. Grace, Director

/s/ Steven P. Schmitt                        /s/ Jeffrey H. Demgen
Steven P. Schmitt, Director                  Jeffrey H. Demgen, Director

/s/ Robert A. Bender                         /s/ Theodore A. Fleron
Robert A. Bender, Director                   Theodore A. Fleron, Director


W. Lewis Gilcrease, Director                 Richard A. Kosson, Director

                                             /s/ M. Scott Mitte
Elizabeth T. Nash, Director                  M. Scott Mitte, Director

/s/ Eugene E. Payne
Eugene E. Payne, Director





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